EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EPIX PHARMACEUTICALS, INC.,
EPIX DELAWARE, INC.
AND
PREDIX PHARMACEUTICALS HOLDINGS, INC.
Dated as of April 3, 2006

i

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Predix Affiliate Agreement
Exhibit D	Form of Lockup Agreement
Exhibit E	Form of Opinion of Predix’s Counsel
Exhibit F	Form of Opinion of EPIX’s Counsel
Schedule 1	List of Predix Management for purpose of knowledge qualifiers
Schedule 2	List of Key Predix Employees under Section 2.15
Schedule 3	List of EPIX Management for purpose of knowledge qualifiers
Schedule 4	List of Key EPIX Employees under Section 3.20
Schedule 5	List of Predix Stockholders who are signatories to the Lockup Agreement
Schedule 6	Employees not entitled to severance payments and amount of severance payments
Schedule 7	List of Affiliate Stockholders for S-3 Registration Statement
Schedule 8	List of consents under Predix agreements to be obtained by Predix as a condition to closing
Schedule 9	Management
Predix Disclosure Schedule
EPIX Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of April 3, 2006 (the “Agreement”), among EPIX Pharmaceuticals, Inc., a Delaware corporation (“EPIX”), EPIX Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of EPIX (“Merger Sub”), and Predix Pharmaceuticals Holdings, Inc., a Delaware corporation (“Predix”).
RECITALS:
      WHEREAS, the Boards of Directors of EPIX, Merger Sub and Predix have each determined that it is advisable and in the best interests of their respective stockholders for such parties to enter into a business combination upon the terms and subject to the conditions set forth herein;
      WHEREAS, in furtherance of such combination, the Boards of Directors of EPIX, Merger Sub and Predix have determined that it is in the best interests of their respective corporations and their stockholders to consummate the business combination transaction provided for herein in which Predix will, in accordance with the Delaware General Corporation Law (“Delaware Law”) and subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Merger Sub, with Merger Sub referred to herein as the “Surviving Corporation” and becoming a wholly-owned subsidiary of EPIX;
      WHEREAS, pursuant to the Merger, EPIX will acquire all of the outstanding equity securities of Predix by way of merger of Predix with and into Merger Sub and EPIX will issue not more than 23,275,484 shares (subject to adjustment in accordance with Section 1.7(e) of the Agreement) of common stock, par value $.01 per share, of EPIX (the “EPIX Common Stock”), to Predix (and cash in lieu of fractional shares) in consideration for the Merger, with such shares to include approximately 3,022,225 shares of EPIX Common Stock subject to stock options and warrants of Predix outstanding on the date of this Agreement;
      WHEREAS, EPIX, Merger Sub and Predix intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;
      WHEREAS, as a condition to the willingness of, and an inducement to EPIX to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, stockholders of Predix holding approximately forty percent (40%) of the voting shares of Predix are entering into a voting agreement in substantially the form of Exhibit A hereto (the “Voting Agreement”); and
      WHEREAS, EPIX, Merger Sub and Predix desire to make certain representations and warranties and other agreements in connection with the Merger and pursuant to the terms of this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, EPIX, Merger Sub and Predix hereby agree as follows:
ARTICLE I
THE MERGER
      1.1.     THE MERGER.
      (a) Effective Time. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and Delaware Law, Predix shall be merged with and into Merger Sub, the separate corporate existence of Predix shall cease, and Merger Sub shall continue as the Surviving Corporation.
      (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One

Financial Center, Boston, Massachusetts 02111, unless another date, time or place is agreed to in writing by the parties hereto (the “Closing”).
      1.2.     EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (and in any event within two (2) business days), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit B hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the “Effective Time” and the date on which the Effective Time occurs shall be the “Effective Date”).
      1.3.     EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Predix shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Predix shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
      1.4.     CERTIFICATE OF INCORPORATION; BYLAWS.
      (a) Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.
      (b) Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
      1.5.     DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
      1.6.     CONVERSION OF MERGER SUB COMMON STOCK. Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.
      1.7.     EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and pursuant to the terms provided herein, and without any action on the part of EPIX, Predix or the holders of any of the following securities except as provided herein:

(a) Conversion of Predix Shares. Every Share (as defined in Section 1.17) issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares as defined in Section 1.14) shall be automatically converted into the right to receive 1.248509 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable EPIX Common Stock (the “Initial Merger Consideration”).

(b) Cancellation. Each Share held in the treasury of Predix and each Share owned by EPIX or by any direct or indirect wholly-owned subsidiary of Predix or EPIX immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor other than pursuant to the terms herein and cease to exist.

(c) Stock Options. All options to purchase Predix Common Stock then outstanding under Predix’s Amended and Restated 2003 Stock Incentive Plan (the “Predix 2003 Stock Plan”) and the

Physiome Sciences, Inc. 1997 Stock Option Plan (the “Physiome 1997 Stock Option Plan,” together with the Predix 2003 Stock Plan, the “Predix Stock Plans”) shall be assumed by EPIX in accordance with Section 5.5.

(d) Warrants. All warrants outstanding at the Effective Time to purchase Predix Common Stock or Predix Preferred Stock (collectively, the “Predix Warrants”), shall be assumed by EPIX in accordance with Section 5.5.

(e) Adjustments. If, after the date of this Agreement, (i) Predix grants additional options to purchase Predix Common Stock pursuant to Section 4.1(c) or (ii) EPIX issues additional shares of EPIX Common Stock before the Effective Time, the Exchange Ratio shall be adjusted to reflect fully the effect of the issuance of any such options to purchase Predix Common Stock or additional shares of EPIX Common Stock, as the case may be. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into EPIX Common Stock or Shares), reorganization, recapitalization or other like change with respect to EPIX Common Stock or Shares occurring after the date hereof and prior to the Effective Time. For the avoidance of doubt, the Exchange Ratio shall equal the quotient of (i) the sum of (A) the number of outstanding shares of EPIX Common Stock immediately prior to the Effective Time divided by .5001 minus (B) the number of outstanding shares of EPIX Common Stock immediately prior to the Effective Time, divided by (ii) the number of outstanding Shares and shares of Predix Common Stock or Predix Preferred Stock reserved for issuance upon the exercise of outstanding warrants and options, in each case, as of immediately prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of EPIX Common Stock will be issued, but in lieu thereof each holder of Predix Common Stock and Predix Preferred Stock who would otherwise be entitled to a fraction of a share of EPIX Common Stock (after aggregating all fractional shares of EPIX Common Stock to be received by such holder) shall receive from EPIX an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share calculated in accordance with Section 1.7(a) based on the average closing price of a share of EPIX Common Stock on The NASDAQ National Market (the “NASDAQ”) over the five (5) trading days ending on the trading day prior to the Effective Time.

(g) Limitations. Notwithstanding anything contained in this Section 1.7, the aggregate number of shares of EPIX Common Stock issuable under this Section 1.7 (as a result of the conversion of the Shares and the exercise of the options and warrants, if any, to purchase Predix Common Stock or Predix Preferred Stock assumed by EPIX) shall in no event exceed forty-nine and ninety-nine hundredths percent (49.99%) of the outstanding shares of EPIX Common Stock immediately after the Effective Time.

      1.8.     MILESTONE PAYMENT. In addition to the shares of EPIX Common Stock to be issued pursuant to Section 1.7(a) hereof, EPIX shall make a milestone payment (the “Milestone Payment,” together with the Initial Merger Consideration, the “Merger Consideration”) as follows:

(a) Amount of Milestone Payment. The Milestone Payment shall equal $35,000,000.

(b) Timing of Milestone Payment. EPIX shall make the Milestone Payment on a date that is within ninety (90) days following the Achievement of the Milestone (the “Milestone Payment Date”); provided, that in no case shall the Milestone Payment Date occur before the Effective Time; and, further provided, that a portion of the Milestone Payment may be deferred in accordance with paragraph (d)(ii) below.

(c) Achievement of the Milestone. For purposes of this Agreement, the term “Achievement of the Milestone” shall mean EPIX’s determination (in accordance with Section 5.16), whether before or after the Effective Time, that either of the following occurs on or before June 30, 2008:

(i) Clinical Milestone — the occurrence of one of the following:

(A) Receipt of Positive Data from a randomized, placebo- or active comparator-controlled, double-blinded Phase II or Phase III clinical trial of PRX-00023 for the treatment of Generalized Anxiety Disorder, Depression, ADHD, or other neuropsychiatric disorder with at least 100 patients.

(B) Receipt of Positive Data from a randomized, placebo- or active comparator-controlled, double-blinded Phase II or Phase III clinical trial of PRX-03140 for the treatment of Alzheimer’s disease or other cognitive disorders with at least 60 patients.

(C) Receipt of Positive Data from a randomized, placebo- or active comparator-controlled, double-blinded Phase II or Phase III clinical trial of PRX-08066 for the treatment of Pulmonary Artery Hypertension, COPD or a different indication as selected by Predix or after the Effective Time by EPIX with at least 60 patients.

(D) Receipt of Positive Data from a randomized, placebo-or active comparator-controlled, double-blinded Phase II or Phase III clinical trial of PRX-07034 for the treatment of Obesity, Cognitive Disorders or a different indication as selected by Predix or after the Effective Time by EPIX with at least 60 patients.

The term “Positive Data” shall mean that PRX-00023, PRX-03140, PRX-08066 or PRX-07034, as the case may be, shall have demonstrated statistically significant final results (meaning a p-value of less than 0.05) against the primary endpoints of the clinical trial in question as set forth in the applicable protocols of such clinical trial.

(ii) Predix or the Surviving Corporation, entering into a strategic partnership for any drug candidate discovered or to be discovered by Predix that provides for the strategic partner to make upfront, milestone and research funding payments to Predix or the Surviving Corporation of greater than $50,000,000, $20,000,000 of which must be in Unrestricted Cash through (A) non-refundable license fees, (B) committed and non-refundable research funding payments; and/or (C) premiums paid in connection with an equity investment by the strategic partner upon entering into the strategic partnership or in less than sixty (60) days following entry into the strategic partnership. “Unrestricted Cash” for purposes of this Section 1.8(c)(ii) shall mean cash payments received by Predix or the Surviving Corporation by June 30, 2008 that may be used to fund Predix’s or the Surviving Corporation’s existing or planned research and development programs as of the Effective Time and reflected in Predix’s 2006 operating plan and budget provided to EPIX or the 2007 operating plan and budget approved by the Board of Directors of EPIX.

(d) Form and Value of Payment. The Milestone Payment shall be paid at the option of EPIX (determined in accordance with Section 5.16), either:

(i) in cash, additional shares of validly issued, fully paid and non-assessable EPIX Common Stock or any combination thereof. The number of shares of EPIX Common Stock, if any, to be issued in connection with this option shall equal (i) the amount of the Milestone Payment EPIX determines to pay in shares of EPIX Common Stock, divided by (ii) the amount that is equal to the average closing price of a share of EPIX Common Stock on the NASDAQ over the five (5) trading days ending on the trading day that is ten (10) days prior to the Milestone Payment Date; or

(ii) (x) $20,000,000 payable in accordance with paragraph (i) above on the Milestone Payment Date and (y) $15,000,000 (the “Deferred Amount”) payable on the date that is twelve (12) months therafter (the “Deferred Payment Date”) in accordance with Section 1.8(e) below.

Notwithstanding the foregoing, the Milestone Payment paid to each holder of an option or warrant to purchase Predix Common Stock or Predix Preferred Stock at the Effective Time shall be made solely in cash and, provided, further that EPIX will not issue fractional shares of EPIX Common Stock pursuant to this Section 1.8, but will pay cash in lieu thereof.

(e) Deferred Payment. In the event that EPIX elects to pay the Milestone Payment pursuant to Section 1.8(d)(ii) above, the Deferred Amount shall be paid in shares of validly issued, fully paid and non-assessable EPIX Common Stock to the fullest extent permissible under Section 1.8(f) below, with any remaining balance paid in cash plus interest on such cash amount at an annual rate (using a 360-day year) of ten percent (10%) calculated from the Milestone Payment Date. The number of shares of EPIX Common Stock to be issued in connection with this Section 1.8(e) shall equal (i) the Deferred Amount, divided by (ii) seventy-five percent (75%) of the amount that is equal to the average closing price of a share of EPIX Common Stock on the NASDAQ over the thirty (30) trading days ending on the trading day that is ten (10) days prior to the Deferred Payment Date.

(f) Limitations. Notwithstanding anything else contained herein, in no event shall the aggregate number of shares of EPIX Common Stock that may be issued pursuant to this Section 1.8, when combined with the aggregate Initial Merger Consideration and shares of EPIX Common Stock issued or issuable as a result of the exercise of the options and warrants, if any, to purchase Predix Common Stock or Predix Preferred Stock assumed by EPIX, exceed forty-nine and ninety-nine hundredths percent (49.99%) of the outstanding shares of EPIX Common Stock immediately after such issuance.

(g) Allocation of Milestone Payment. The Milestone Payment shall be allocated and paid to each holder of record at the Effective Time of a Share, Predix Warrant or an option to purchase Predix Common Stock, in each case, pro rata based upon the percentage of the Initial Merger Consideration that such holder would have received pursuant to Section 1.7(a), assuming that for these purposes that each Predix Warrant and option to purchase Predix Common Stock or Predix Preferred Stock (whether or not vested) was exercised in full immediately prior to the Effective Time.
      1.9.     EXCHANGE OF CERTIFICATES.
      (a) Exchange Agent. EPIX shall make available or cause to be made available, to or for the account of a bank or trust company designated by EPIX (the “Exchange Agent”), in trust for the benefit of the holders of Predix Common Stock and Predix Preferred Stock, for exchange in accordance with Section 1.7 and this Section 1.9, through the Exchange Agent, (i) certificates evidencing the EPIX Common Stock issuable pursuant to this Agreement in exchange for outstanding Shares, and (ii) an amount of cash sufficient to permit the Exchange Agent to make necessary payments of cash in lieu of fractional shares of EPIX Common Stock in accordance with Section 1.7(f).
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, EPIX will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EPIX may reasonably specify after review by Predix) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of EPIX Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore: (A) certificates evidencing that number of whole shares of EPIX Common Stock which such holder has the right to receive in accordance with the Exchange Ratio, in respect of the Shares formerly evidenced by such Certificate, (B) the Milestone Payment, (C) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(e), and (D) cash in lieu of fractional shares of EPIX Common Stock to which such holder is entitled pursuant to Section 1.7(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of Predix as of the Effective Time, EPIX Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.9(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, if any, to evidence the right to receive the number of full shares of EPIX Common Stock into which such Shares shall have been so converted, the right to receive the Milestone Payment and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7.
      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time, with respect to EPIX Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of EPIX Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of EPIX Common Stock.
      (d) Transfers of Ownership. If any certificate for shares of EPIX Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to EPIX or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of EPIX Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of EPIX or any agent designated by it that such tax has been paid or is not payable.
      (e) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither EPIX nor Predix shall be liable to any holder of Predix Common Stock, Predix Preferred Stock, options or warrants to purchase Predix Common Stock or Predix Preferred Stock at the Effective Time or EPIX Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (f) Withholding Rights. EPIX, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as EPIX, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by EPIX, the Surviving Corporation or the Exchange Agent.
      (g) Return of Merger Consideration to Surviving Corporation. Any portion of the Initial Merger Consideration that remains undistributed to the holders of Predix Common Stock or Predix Preferred Stock six (6) months after the Effective Time and any portion of the Milestone Payment that remains undistributed to the holders of EPIX Common Stock or options or warrants to purchase Predix Common Stock or Predix Preferred Stock assumed by EPIX pursuant to this Agreement six (6) months after the payment of the Milestone Payment (or termination of the Achievement of the Milestone), shall be delivered to the Surviving Corporation, upon demand, and any such holders of Predix Common Stock, Predix Preferred Stock, EPIX Common Stock and options or warrants to purchase Predix Common Stock or Predix Preferred Stock assumed by EPIX pursuant to this Agreement who have not theretofore complied with the provisions of this Article I shall thereafter look only to the Surviving Corporation for the Merger Consideration to which they are entitled hereunder.
      1.10.     STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Merger Sub and Predix shall be closed, and there shall be no further registration of transfers of Merger Sub common stock or Predix Common Stock or Predix Preferred Stock thereafter on the records of Merger Sub or Predix, respectively.
      1.11.     NO FURTHER OWNERSHIP RIGHTS IN PREDIX COMMON STOCK AND PREDIX PREFERRED STOCK. The portion of the Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
      1.12.     LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of EPIX Common Stock as may be required pursuant to Section 1.7; provided, however, that EPIX may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against EPIX, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
      1.13.     TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.
      1.14.     APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a Predix stockholder who has not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who has complied with all of the relevant provisions of Section 262 of the Delaware Law, (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration provided in Section 1.9(b) hereof unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under Delaware Law. A Dissenting Shareholder may receive payment of the fair value of the Shares issued and outstanding immediately prior to the Effective Time and held by such Dissenting Shareholder (“Dissenting Shares”) in accordance with the provisions of Delaware Law, provided, that such Dissenting Shareholder complies with Section 262 of Delaware Law. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with Delaware Law. If, after the Effective Time, any Dissenting Shareholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Shareholder’s right to appraisal, such Dissenting Shareholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Merger Consideration set forth in Section 1.9(b) hereof. Predix shall give EPIX (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under Delaware Law and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under Delaware Law. Predix shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with EPIX’s prior written consent, settle or offer to settle any such demands.
      1.15.     TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of EPIX, Merger Sub and Predix in good faith will take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Predix, the officers and directors of Merger Sub and Predix are fully authorized in the name of the corporation or otherwise to take, and will take, all such lawful and necessary action.
      1.16.     MATERIAL ADVERSE EFFECT. When used in this Agreement with respect to EPIX or Predix as the case may be, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of EPIX or Predix and/or its subsidiaries, as the case may be.
      1.17.     SHARES. When used in this Agreement, the term “Shares” shall mean the Predix Common Stock and Predix Preferred Stock on the following basis: (i) with respect to the Predix Common Stock, one Share shall represent one share of Predix Common Stock and (ii) with respect to the Predix Preferred Stock, one Share shall represent 18 shares of Predix Preferred Stock.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PREDIX
      Predix hereby represents and warrants to EPIX and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Predix to EPIX (the “Predix Disclosure Schedule”). The Predix Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The inclusion of any information in the Predix Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of Predix” or “its subsidiaries” or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Schedule 1 hereto.
      2.1.     ORGANIZATION OF PREDIX. Predix and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Predix. Predix has delivered or made available a true and correct copy of its and its subsidiaries’ Certificates of Incorporation and Bylaws, each as amended to date, to EPIX. Section 2.1 of the Predix Disclosure Schedule lists each subsidiary of Predix, including its jurisdiction of incorporation.
      2.2.     CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Predix consists of 338,085,813 shares of Common Stock, par value $.01 per share (the “Predix Common Stock”), of which 1,044,059 shares are issued and outstanding and 275,298,740 shares of Preferred Stock, par value $.01 per share, of which 76,771,672 shares are designated Series AB Convertible Preferred Stock, par value $.01 per share (the “Series AB Preferred Stock”), of which 76,771,672 are issued and outstanding and such shares are convertible on an eighteen (18) shares for one (1) share basis into 4,265,060 shares of Predix Common Stock and 198,527,068 shares are designated Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock,” together with the Series AB Preferred Stock, the “Predix Preferred Stock”), of which 196,431,820 are issued and outstanding and such shares are convertible on an eighteen (18) shares for one (1) share basis into 10,912,838 shares of Predix Common Stock. No shares of capital stock are held in Predix’s treasury. All outstanding shares of Predix Common Stock and Predix Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Predix or

any agreement or document to which Predix or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound, and were issued in compliance with all applicable federal and state securities laws. As of the date hereof, Predix has reserved an aggregate of 3,648,905 shares of Predix Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Predix 2003 Stock Plan under which options are outstanding for an aggregate of 2,202,498 shares, an aggregate of 4,482 shares of Predix Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Physiome 1997 Stock Option Plan under which options are outstanding for an aggregate of 4,482 shares and 213,687 shares of Predix Common Stock are reserved for issuance to holders of Predix Warrants upon their exercise. All shares of Predix Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 2.2 of the Predix Disclosure Schedule lists each holder of Predix Common Stock and Predix Preferred Stock, each outstanding option and warrant to acquire shares of Predix Common Stock or Predix Preferred Stock, as applicable, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.
      2.3.     OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 2.2 of the Predix Disclosure Schedule and except for the convertibility of the Predix Preferred Stock into Predix Common Stock, there are no equity securities of any class of Predix, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except for securities Predix or its subsidiaries owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Predix or its subsidiaries or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 of the Predix Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Predix or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound obligating Predix or its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of Predix or its subsidiaries or obligating Predix or its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 of the Predix Disclosure Schedule, there are no registration rights and, to the knowledge of Predix and its subsidiaries, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Predix or its subsidiaries.
      2.4.     AUTHORITY.
      (a) Predix has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Predix, subject only to the approval of the Merger by Predix’s stockholders as contemplated in Section 5.2 and to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Predix and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of Predix, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Except as set forth in Section 2.4(a) of the Predix Disclosure Schedule, the execution and delivery of this Agreement does not, and the performance of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Predix, (ii) subject to obtaining the approval of the Merger by Predix’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Predix or its subsidiaries or by which its or its subsidiaries’ properties are bound or affected, or (iii) except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining the consents set forth in Section 2.4(a) of the Predix Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Predix’s or its subsidiaries’ rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Predix or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Predix or any of its subsidiaries is a party or by which Predix or its subsidiaries or its or its subsidiaries’ properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Predix. Section 2.4 of the Predix Disclosure Schedule lists all material consents, waivers and approvals under any of Predix’s or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.
      (b) No consent, approval, license, permit, registration, waiver, qualification, order or authorization, or registration, declaration or filing, with or of, as appropriate (“Approval”) of (i) any person or (ii) any Governmental Authority (as defined in Section 6.1(b) hereof) is required by or with respect to Predix or its subsidiaries in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of a Form S-4 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such Approvals as may be required under applicable federal and state securities laws and the laws of any foreign country including, without limitation, the HSR Act (as defined below), and (iv) such other Approvals which, if not obtained or made, would not have a Material Adverse Effect on Predix or would not have a material adverse effect on the ability of the parties hereto to consummate the Merger.
      2.5.     PREDIX FINANCIAL STATEMENTS.
      (a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Predix and its subsidiaries as of December 31, 2005 (collectively, the “Predix Financials”) (x) complied, or will comply as to form in all material respects prior to the filing of the Registration Statement, with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, and (z) fairly presented the financial position of Predix as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. The balance sheet of Predix as of December 31, 2005 is hereinafter referred to as the “Predix Balance Sheet.” Except as disclosed in the Predix Financials, Predix and its subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Predix and its subsidiaries, except liabilities (i) provided for in the Predix Balance Sheet, or (ii) incurred since the date of the Predix Balance Sheet in the ordinary course of business consistent with either past practices in both type and amount.
      (b) Predix maintains adequate disclosure controls and procedures designed to ensure that material information relating to Predix, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Predix by others within those entities. To Predix’s knowledge, there are no (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Predix’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Predix’s internal controls over financial reporting.
      (c) Predix maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
      2.6.     ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Predix Balance Sheet through the date of this Agreement, Predix and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, a Material Adverse Effect on Predix, (ii) any material change by Predix or any of its subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iii) any revaluation or disposition by Predix or its subsidiaries of any of its assets having a Material Adverse Effect on Predix or (iv) any other action, event or occurrence that would have required the consent of EPIX pursuant to Section 4.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
      2.7.     TAXES. Predix and its subsidiaries have accurately prepared and timely filed or had prepared and timely filed on their behalf, all returns, declarations, reports, statements, information statements and other documents filed or required to be filed (“Predix Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to Predix or its subsidiaries or to their operations (“Predix Taxes”), and all such Predix Tax Returns are true, complete and correct in all material respects. Copies of all such returns filed after January 1, 2003 have been delivered to EPIX.
      In addition:

(a) Predix and its subsidiaries: (i) have paid all Taxes they are obligated to pay as reflected on the Tax Returns or otherwise; and (ii) have withheld all federal, state, local and foreign Taxes required to be withheld with respect to their employees or otherwise.

(b) There is no Tax deficiency outstanding, proposed or assessed against Predix and its subsidiaries that is not accurately reflected as a liability on the Predix Balance Sheet, nor have Predix or its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c) Predix and its subsidiaries do not have any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Predix Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d) Predix and its subsidiaries are not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign tax laws).

(e) Predix and its subsidiaries are not, nor have ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.
      2.8.     INTELLECTUAL PROPERTY.
      (a) Predix owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all intellectual property utilized in its business as presently conducted or that of its subsidiaries, which intellectual property is listed on Section 2.8(a) of the Predix Disclosure Schedule (such intellectual property and the rights thereto are collectively referred to herein as the “Predix IP Rights”), except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Material Adverse Effect on Predix.
      (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Predix IP Rights (the “Predix IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Predix IP Rights or impair the right of Predix, its subsidiaries or the Surviving Corporation to use, sell or license any Predix IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Predix. Each of the Predix IP Rights Agreements is valid and binding on Predix or its subsidiaries and in full force and effect; (ii) Predix and its subsidiaries have not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Predix and its subsidiaries, and to the knowledge of Predix and its subsidiaries, any other party to such agreement, is not in breach or default thereof in any material respect.
      (c) (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Predix or its subsidiaries violates any license or agreement between Predix or its subsidiaries and any third party or, to the knowledge of Predix and its subsidiaries, infringes any intellectual property right of any other party; (ii) to the knowledge of Predix and its subsidiaries, no third party is infringing upon, or violating any license or agreement with Predix or its subsidiaries relating to any Predix IP Rights; and (iii) to the knowledge of Predix and its subsidiaries, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Predix IP Rights, nor has Predix or any of its subsidiaries received any written notice asserting that any Predix IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.
      (d) Predix and its subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and have otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Predix IP Rights.
      2.9.     COMPLIANCE; PERMITS; RESTRICTIONS.
      (a) Predix and its subsidiaries are not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to them or by which their properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Predix or any of its subsidiaries is a party or by which Predix or any of its subsidiaries or their properties are bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect on Predix. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Predix and its subsidiaries, threatened against Predix or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Predix or its subsidiaries an intention to conduct the same.
      (b) Predix and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Predix and its subsidiaries (collectively, the “Predix Permits”). Predix and its subsidiaries are in compliance with the terms of the Predix Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Predix. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Predix and its subsidiaries, threatened, which seeks to revoke or limit any Predix Permit. A true, complete and correct list of the material Predix Permits is set forth in Section 2.9(b) of the Predix Disclosure Schedule. The rights and benefits of each material Predix Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by Predix and its subsidiaries immediately prior to the Effective Time.
      (c) All biological and drug products being manufactured, distributed, developed or tested by or on behalf of Predix or its subsidiaries (“Predix Pharmaceutical Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.
      (d) All clinical trials conducted by or on behalf of Predix or its subsidiaries are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.
      (e) All manufacturing operations for Predix Pharmaceutical Products conducted by or for the benefit of Predix or its subsidiaries are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices for drug and biological products. In addition, Predix and its subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.
      (f) Neither Predix or its subsidiaries, nor any representative of Predix or its subsidiaries, nor, to the knowledge of Predix or its subsidiaries, any of Predix’s or its subsidiaries’ licensees or assignees of Predix IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Predix or its subsidiaries or otherwise restrict the preclinical research on or clinical study of any Predix Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Predix IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Predix Pharmaceutical Product.
      (g) Neither Predix or its subsidiaries nor, to the knowledge of Predix or its subsidiaries, any of their officers, employees, agents or clinical investigators acting for Predix or its subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof. Additionally, neither Predix or its subsidiaries, nor to the knowledge of Predix or its subsidiaries, any officer, key employee or agent of Predix or its subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.
      (h) All animal studies or other preclinical tests performed as the basis for any regulatory approval required for the Predix Pharmaceutical Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Predix or its subsidiaries.

      (i) Predix and its subsidiaries have made available to EPIX copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA. Predix and its subsidiaries have made available to EPIX for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by the FDA or which bear in any way on Predix’s and its subsidiaries’ compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any Predix Pharmaceutical Products.
      (j) There are no proceedings pending with respect to a violation by Predix or its subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.
      2.10.     LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Predix or its subsidiaries have received any written notice of assertion, nor, to the knowledge of Predix or its subsidiaries, is there any threatened action, suit, proceeding, claim for arbitration or investigation against Predix or its subsidiaries, which, if adversely determined, would have a Material Adverse Effect on Predix.
      2.11.     BROKERS’ AND FINDERS’ FEES. Other then Lehman Brothers Inc., Predix and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      2.12.     EMPLOYEE BENEFIT PLANS.
      (a) Section 2.12(a) of the Predix Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director of Predix, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Predix within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated (collectively, the “Predix Employee Plans”).
      (b) With respect to each Predix Employee Plan, Predix has provided to EPIX a true and complete copy of, to the extent applicable, (i) such Predix Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the United States Internal Revenue Service (the “IRS”), (iii) each trust agreement related to such Predix Employee Plan, (iv) the most recent summary plan description for each Predix Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any Predix Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Predix Employee Plan.
      (c) There are no actions or claims pending (other than routine claims for benefits), or to the knowledge of Predix threatened, against any Predix Employee Plan or against the assets of any Predix Employee Plan, nor are there any current, or to the knowledge of Predix threatened, encumbrances or liens on the assets of any Predix Employee Plan. Each Predix Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination for the IRS covering the provisions of the Tax Reform Act of 1986 and GUST stating that such Predix Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Predix Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.
      (d) No Predix Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Predix nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No Predix Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither Predix nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Predix Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.
      (e) With respect to the employees and former employees of Predix, there are no employee post-retirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.
      (f) Based on Predix’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any Predix Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder).
      2.13.     ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. Predix and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in their business, free and clear of any liens or encumbrances except as reflected in the Predix Financials and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of Predix’s or its subsidiaries’ business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (d) liens arising solely by the action of EPIX (collectively, “Permitted Liens”). Each of the material tangible assets is in a good state of maintenance and repair, and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
      2.14.     ENVIRONMENTAL MATTERS.
      (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the deliberate actions of Predix or its subsidiaries, or, to Predix’s and its subsidiaries’ knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Predix or any of its subsidiaries have at any time owned, operated, occupied or leased.
      (b) Hazardous Material Activities. Except as would not reasonably be expected to have a Material Adverse Effect on Predix, Predix and its subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has Predix or its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental

Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
      (c) Permits. Predix and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Predix Environmental Permits”) necessary for the conduct of Predix’s and its subsidiaries’ Hazardous Material Activities and other businesses of Predix and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on Predix.
      (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Predix or its subsidiaries, threatened concerning any Predix Environmental Permit, Hazardous Material or any Hazardous Material Activity of Predix or its subsidiaries. Neither Predix or its subsidiaries are aware of any fact or circumstance which could involve Predix or its subsidiaries in any environmental litigation or impose upon Predix or its subsidiaries any environmental liability.
      2.15.     LABOR MATTERS.
      (a) Section 2.15(a) of the Predix Disclosure Schedule sets forth a true, complete and correct list of all employees of Predix and its subsidiaries along with their position and actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with Predix or its subsidiaries, true, complete and correct copies of which have previously been made available to EPIX. To the knowledge of Predix and its subsidiaries, no employee of Predix or its subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to Predix or its subsidiaries, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by Predix or its subsidiaries or to the use of trade secrets or proprietary information of others. No key employee or group of employees has threatened to terminate employment with Predix or its subsidiaries nor, to the knowledge of Predix or its subsidiaries (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment. Key employees are listed in Schedule 2 hereto.
      (b) Neither Predix or any of its subsidiaries are parties to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
      (c) Except as disclosed in Section 2.15(c) of the Predix Disclosure Schedule, neither Predix or any of its subsidiaries are parties to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Predix or its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.
      2.16.     AGREEMENTS, CONTRACTS AND COMMITMENTS. Predix and its subsidiaries are not parties to or bound by:

(a) except as described in Section 2.12(a) of the Predix Disclosure Schedule, any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) except as described in Section 2.12(a) of the Predix Disclosure Schedule, any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Predix or its subsidiaries on thirty (30) days notice without liability, except to the extent general principles of wrongful termination law may limit Predix’s or its subsidiaries’ ability to terminate employees at will;

(c) except as described in Section 2.12(a) of the Predix Disclosure Schedule, any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(d) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Predix or its subsidiaries and any of their officers or directors;

(e) any agreement, contract or commitment containing any covenant limiting the freedom of Predix or its subsidiaries to engage in any line of business or compete with any person;

(f) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000 and not cancelable without penalty;

(g) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000;

(i) any joint marketing or development agreement;

(j) any distribution agreement (identifying any that contain exclusivity provisions); or

(k) any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by Predix or its subsidiaries under any such agreement, contract or commitment of $25,000 or more in the aggregate.
Predix and its subsidiaries have not, nor to Predix’s or its subsidiaries’ knowledge has any other party to a Predix Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which Predix or its subsidiaries are a party or by which they are bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “Predix Contract”) in such manner as would permit any other party to cancel or terminate any such Predix Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect on Predix. As to Predix and its subsidiaries, each Predix Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
      2.17.     CHANGE OF CONTROL PAYMENTS. Section 2.17 of the Predix Disclosure Schedule sets forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Predix or its subsidiaries as a result of or in connection with the Merger.
      2.18.     BOARD APPROVAL. The Board of Directors of Predix, as of the date of this Agreement, has (i) declared the advisability of the Merger and the Merger Agreement, and (ii) recommended that the stockholders of Predix approve this Agreement and the Merger.
      2.19.     BOOKS AND RECORDS. The minute books of Predix and its subsidiaries made available to counsel for EPIX are the only minute books of Predix and its subsidiaries and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Predix and its subsidiaries, as the case may be. The books and records of Predix and its subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Predix and its subsidiaries and have been maintained in accordance with good business and bookkeeping practices.
      2.20.     RESTRICTIONS ON BUSINESS ACTIVITIES. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to Predix or its subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of Predix or its subsidiaries; or (ii) any acquisition of any person or property by Predix or its subsidiaries.
      2.21.     REAL PROPERTY LEASES. Section 2.21 of the Predix Disclosure Schedule sets forth all real property leases or subleases to or by Predix or its subsidiaries. Predix has delivered to EPIX true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.21 of the Predix Disclosure Schedule. With respect to each lease and sublease listed in Section 2.21 of the Predix Disclosure Schedule:

(a) As to Predix or its subsidiaries, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b) Neither Predix or any of its subsidiaries are in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Predix or its subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Predix or its subsidiaries or, to the knowledge of Predix and its subsidiaries, any other party under such lease or sublease, except as would not reasonably be expected to have a Material Adverse Effect;

(c) Neither Predix or its subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d) there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Permitted Liens.
      2.22.     INSURANCE.
      (a) Section 2.22(a) of the Predix Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Predix or its subsidiaries are a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against normal losses relating to the business, operations and properties and such other losses as companies engaged in similar business as Predix or its subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and Predix and its subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to EPIX.
      (b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and neither Predix or any of its subsidiaries have been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Predix or its subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.
      (c) Predix has made available to EPIX accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Predix as of the date of this Agreement.

      2.23.     CERTAIN BUSINESS PRACTICES. Neither Predix or its subsidiaries nor, to the knowledge of Predix or its subsidiaries, any director, officer, employee or agent of Predix or its subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.
      2.24.     SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.
      (a) Section 2.24(a) of the Predix Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to Predix or its subsidiaries. Since the Predix Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of Predix or its subsidiaries with any supplier or manufacturer named in Section 2.24(a) of the Predix Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in Section 2.24(a) of the Predix Disclosure Schedule.
      (b) To the knowledge of Predix and its subsidiaries, no creditor, supplier, employee, client, customer or other person having a material business relationship with Predix or its subsidiaries has informed Predix or its subsidiaries that such person intends to materially change its relationship with Predix or its subsidiaries because of the transactions contemplated by this Agreement or otherwise.
      2.25.     GOVERNMENT CONTRACTS. Predix and its subsidiaries have not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Predix or its subsidiaries.
      2.26.     INTERESTED PARTY TRANSACTIONS. As of the date hereof, no affiliate of Predix or its subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Predix or its subsidiaries, (b) has any claim or cause of action against Predix or its subsidiaries, or (c) owes any money to, or is owed any money by, Predix or its subsidiaries. Section 2.26 of the Predix Disclosure Schedule describes any material transactions or relationships between Predix and its subsidiaries and any affiliate thereof that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      2.27.     VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding Predix capital stock, on an as converted to common stock basis, the affirmative vote of the holders of at least sixty percent (60%) of the outstanding Predix Preferred Stock, voting together as a single class, and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series C Preferred Stock, voting as a separate class, are the only votes of the holders of any Predix capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.
      2.28.     REGISTRATION STATEMENT; JOINT PROXY STATEMENT/ PROSPECTUS. The information to be supplied by Predix for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Predix for inclusion in the joint proxy statement/ prospectus to be sent to the stockholders of Predix and EPIX in connection with the meeting of Predix’s stockholders to consider the approval of this Agreement and the Merger (the “Predix Stockholders’ Meeting”) and in connection with the meeting of EPIX’s stockholders to consider the approval of this Agreement, the Merger and the issuance of shares of EPIX Common Stock pursuant to the terms of the Merger (the “EPIX Stockholders’ Meeting”) (such joint proxy statement/ prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to EPIX’s stockholders, and at the time of the EPIX Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the EPIX Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Predix, its subsidiaries or any of their affiliates, officers or directors should be discovered by Predix or its subsidiaries which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Predix shall promptly inform EPIX of such event. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Predix makes no representation or warranty with respect to any information supplied by EPIX which is contained in any of the foregoing documents.
      2.29.     DISCLOSURE. None of the representations or warranties of Predix contained herein and none of the information contained in the Predix Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EPIX AND MERGER SUB
      EPIX and Merger Sub hereby jointly and severally represent and warrant to Predix as follows, except as set forth in the EPIX SEC Reports (as defined in Section 3.6 below), or in the written disclosure schedule delivered by EPIX to Predix (the “EPIX Disclosure Schedule”). The EPIX Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The inclusion of any information in the EPIX Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of EPIX” or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Schedule 3 hereto.
      3.1.     ORGANIZATION OF EPIX AND MERGER SUB. Each of EPIX and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (c) is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on EPIX. Each of EPIX and Merger Sub has delivered or made available a true and correct copy of its respective Certificate of Incorporation and Bylaws, each as amended to date, as applicable, to Predix.
      3.2.     OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. Merger Sub is a direct, wholly-owned subsidiary of EPIX and at the Effective Time will cease to exist pursuant to Section 1.1(a). Merger Sub was formed in connection with the transactions contemplated by this Agreement and has engaged in no business activity other than in connection with the transactions contemplated by this Agreement.
      3.3.     EPIX AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of EPIX consists of 40,000,000 shares of EPIX Common Stock, of which there were 23,284,810 shares issued and outstanding as of February 28, 2006 and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding as of such date. All outstanding shares of the EPIX Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of EPIX or any agreement or document to which EPIX is a party or by which it is bound. As of February 28, 2006, EPIX had reserved an aggregate of 4,379,656 shares of EPIX Common Stock, net of exercises, for issuance to employees and consultants pursuant to the EPIX Amended and Restated 1992 Incentive Plan (the “EPIX 1992 Plan”) under which options were outstanding for an aggregate of 2,934,164 shares and an aggregate of 394,668 shares of EPIX Common Stock, net of exercises, for issuance to non-employee directors pursuant to the EPIX Amended and Restated 1996 Director Stock Option Plan (the “EPIX 1996 Plan,” together with the EPIX 1992 Plan, the “EPIX Stock Plans”) under which options were outstanding for an aggregate of 210,000 shares. As of February 28, 2006, EPIX had reserved an aggregate of 16,750 shares of EPIX Common Stock for issuance to employees pursuant to the EPIX Employee Stock Purchase Plan (the “EPIX ESPP”). All shares of the EPIX Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.
      3.4.     OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.3, there are no equity securities of any class of EPIX or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except for securities EPIX or Merger Sub owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of EPIX or Merger Sub, respectively, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3 of this Agreement or Section 3.4 of the EPIX Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements or any character to which EPIX or any of its subsidiaries is a party or by which they are bound obligating EPIX or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of EPIX or Merger Sub or obligating EPIX or Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of EPIX there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of EPIX or Merger Sub.
      3.5.     AUTHORITY.
      (a) Each of EPIX and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EPIX and Merger Sub, subject only to the approval of the Merger by EPIX’s stockholders as contemplated in Section 5.2 and to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by EPIX and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of EPIX and Merger Sub, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by EPIX and Merger Sub does not, and the performance of this Agreement by EPIX and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of EPIX or Merger Sub, (ii) subject to obtaining the approval of the Merger by EPIX’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to EPIX or Merger Sub or by which its properties are bound or affected, or (iii) except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining the consents set forth in Section 3.5 of the EPIX Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair EPIX’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of EPIX or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which EPIX or Merger Sub is a party or by which

EPIX or Merger Sub or each of its properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on EPIX. Section 3.5 of the EPIX Disclosure Schedule lists all material consents, waivers and approvals under any of EPIX’s or Merger Sub’s agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.
      (b) No Approval of any person or any Governmental Authority is required by or with respect to EPIX or Merger Sub in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (iv) EPIX’s filing of a Current Report on Form 8-K with the SEC, (v) the listing of the EPIX Common Stock issuable pursuant to this Agreement on the NASDAQ, (vi) such Approvals as may be required under applicable federal and state securities laws and the laws of any foreign country including, without limitation, the HSR Act, and (vii) such other Approvals which, if not obtained or made, would not have a Material Adverse Effect on EPIX or would not have a material adverse effect on the ability of the parties hereto to consummate the Merger.
      3.6.     EPIX FINANCIAL STATEMENTS.
      (a) EPIX has filed all forms, reports and documents required to be filed with the SEC since January 1, 2005 and all such required forms, reports and documents are referred to herein as the “EPIX SEC Reports.” As of their respective dates, the EPIX SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such EPIX SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the EPIX SEC Reports are accurate and complete and comply as to form and content with all applicable legal requirements.
      (b) The audited financial statements (including any related notes thereto) contained in the EPIX SEC Reports or delivered to Predix representing the balance sheet of EPIX at December 31, 2005 and the statements of operations, stockholders’ equity and cash flows for the three-year period then ended (the “EPIX Financials”), (x) complied with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the results of its operations and cash flows for the periods indicated. The balance sheet of EPIX as of December 31, 2005 is hereinafter referred to as the “EPIX Balance Sheet.” Except as disclosed in the EPIX Financials, EPIX has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of EPIX except liabilities (i) provided for in the EPIX Balance Sheet, or (ii) incurred since the date of the EPIX Balance Sheet in the ordinary course of business consistent with past practices in both type and amount.
      (c) EPIX maintains adequate disclosure controls and procedures designed to ensure that material information relating to EPIX, is made known to the Chief Executive Officer and the Principal Accounting Officer of EPIX by others within that entity. To EPIX’s knowledge, there are no (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect EPIX’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in EPIX’s internal controls over financial reporting.
      (d) EPIX maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
      3.7.     ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the EPIX Balance Sheet through the date of this Agreement, EPIX has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, a Material Adverse Effect on EPIX, (ii) any material change by EPIX in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iii) any revaluation or disposition by EPIX of any of its assets having a Material Adverse Effect on EPIX or (iv) any other action, event or occurrence that would have required the consent of Predix pursuant to Section 4.3 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
      3.8.     TAXES. EPIX has accurately prepared and timely filed or had prepared and timely filed on its behalf all returns, declarations, reports, statements, information statements and other documents filed or required to be filed (“EPIX Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to EPIX or to their operations (“EPIX Taxes”), and all such Tax Returns are true, complete and correct in all material respects. Copies of all such returns filed after January 1, 2003 have been delivered to Predix.
      In addition:

(a) EPIX: (i) have paid all Taxes they are obligated to pay as reflected on the Tax Returns or otherwise; and (ii) have withheld all federal, state, local and foreign Taxes required to be withheld with respect to their employees or otherwise.

(b) There is no Tax deficiency outstanding, proposed or assessed against EPIX and its subsidiaries that is not accurately reflected as a liability on the EPIX Balance Sheet, nor has EPIX executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c) EPIX does not have any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the EPIX Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d) EPIX is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign tax laws).

(e) EPIX is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

      3.9.     BROKERS’ AND FINDERS’ FEES. Other than Needham & Company, LLC and Chestnut Securities, Inc., EPIX has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      3.10.     BOARD APPROVAL. The Boards of Directors of EPIX and Merger Sub, as of the date of this Agreement, have approved this Agreement and the Merger. The Board of Directors of Merger Sub has declared the advisability of the Agreement and the Merger and recommended to the stockholders of Merger Sub to approve the Agreement and the Merger. The Board of Directors of EPIX has approved the issuance of the EPIX Common Stock in the Merger. The Board of Directors of EPIX has, as of the date of this Agreement, determined to recommend that the stockholders of EPIX approve this Agreement and the Merger and the issuance of the EPIX Common Stock in the Merger.
      3.11.     VALID ISSUANCE. The EPIX Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and non-assessable, and shall be issued in compliance with all federal and state securities laws.
      3.12.     VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of EPIX is required to approve this Agreement, the Merger and the Issuance of the EPIX Common Stock as a result of the Merger. The affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of Merger Sub has approved the Merger.
      3.13.     FAIRNESS OPINION. The Board of Directors of EPIX has received the written opinion of Needham & Company, LLC, financial advisor to EPIX, dated March 30, 2006, to the effect that the consideration payable by EPIX in the Merger is fair to EPIX and its stockholders from a financial point of view.
      3.14.     INTELLECTUAL PROPERTY.
      (a) EPIX owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all intellectual property utilized in its business as presently conducted, which intellectual property is listed on Section 3.14 of the EPIX Disclosure Schedule (such intellectual property and the rights thereto are collectively referred to herein as the “EPIX IP Rights”), except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Material Adverse Effect on EPIX.
      (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any EPIX IP Rights (the “EPIX IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any EPIX IP Rights or impair the right of EPIX or the Surviving Corporation to use, sell or license any EPIX IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on EPIX. Each of the EPIX IP Rights Agreements (i) is valid and binding on EPIX and in full force and effect; (ii) EPIX has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) EPIX, and to the knowledge of EPIX, any other party to such agreement, is not in breach or default thereof in any material respect.
      (c) (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by EPIX violates any license or agreement between EPIX and any third party or, to the knowledge of EPIX, infringes any intellectual property right of any other party; (ii) to the knowledge of EPIX, no third party is infringing upon, or violating any license or agreement with EPIX relating to any EPIX IP Rights; and (iii) to the knowledge of EPIX, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any EPIX IP Rights, nor has EPIX received any written notice asserting that any

EPIX IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.
      (d) EPIX has used reasonable efforts to maintain its material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and has otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all EPIX IP Rights.
      3.15.     COMPLIANCE; PERMITS; RESTRICTIONS.
      (a) EPIX is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to it or by which its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which EPIX is a party or by which EPIX or its properties are bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect on EPIX. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of EPIX, threatened against EPIX, nor has any governmental or regulatory body or authority indicated to EPIX an intention to conduct the same.
      (b) EPIX holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of its business (collectively, the “EPIX Permits”). EPIX is in compliance with the terms of the EPIX Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on EPIX. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of EPIX, threatened, which seeks to revoke or limit any EPIX Permit. A true, complete and correct list of the material EPIX Permits is set forth in Section 3.15 of the EPIX Disclosure Schedule. The rights and benefits of each material EPIX Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by EPIX immediately prior to the Effective Time.
      (c) All products being manufactured, distributed, developed or tested by or on behalf of EPIX (“EPIX Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.
      (d) All clinical trials conducted by or on behalf of EPIX are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.
      (e) All manufacturing operations for EPIX Products conducted by or for the benefit of EPIX are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices. In addition, EPIX is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.
      (f) Neither EPIX, nor any representative of EPIX, nor, to the knowledge of EPIX, any of EPIX’s licensees or assignees of EPIX IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by EPIX or otherwise restrict the preclinical research on or clinical study of any EPIX Product being developed by any licensee or assignee of EPIX IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any EPIX Product.
      (g) Neither EPIX, nor, to the knowledge of EPIX, any of its officers, employees, agents or clinical investigators acting for EPIX has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to

“Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof. Additionally, neither EPIX, nor, to the knowledge of EPIX, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.
      (h) All animal studies or other preclinical tests performed as the basis for any regulatory approval required for the EPIX Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by EPIX.
      (i) EPIX has made available to Predix copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA. EPIX has made available to Predix for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by the FDA or which bear in any way on EPIX’s compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any EPIX Products.
      (j) There are no proceedings pending with respect to a violation by EPIX of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.
      3.16.     LITIGATION. Except as described in Section 3.16 of the EPIX Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which EPIX has received any written notice of assertion, nor, to the knowledge of EPIX, is there any threatened action, suit, proceeding, claim for arbitration or investigation against EPIX, which, if adversely determined, would have a Material Adverse Effect on EPIX.
      3.17.     EMPLOYEE BENEFIT PLANS.
      (a) Section 3.17 of the EPIX Disclosure Schedule lists all written and describes all non-written employee benefit plans of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director of EPIX, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Predix within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated (collectively, the “EPIX Employee Plans”).
      (b) With respect to each EPIX Employee Plan, EPIX has provided to Predix a true and complete copy of, to the extent applicable, (i) such EPIX Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to such EPIX Employee Plan, (iv) the most recent summary plan description for each EPIX Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any EPIX Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any EPIX Employee Plan.

      (c) There are no actions or claims pending (other than routine claims for benefits), or to the knowledge of EPIX threatened, against any EPIX Employee Plan or against the assets of any EPIX Employee Plan, nor are there any current, or to the knowledge of EPIX threatened, encumbrances or liens on the assets of any EPIX Employee Plan. Each EPIX Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination for the IRS covering the provisions of the Tax Reform Act of 1986 and GUST stating that such EPIX Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each EPIX Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.
      (d) No EPIX Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither EPIX nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No EPIX Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither EPIX nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Predix Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.
      (e) With respect to the employees and former employees of EPIX, there are no employee post-retirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.
      (f) Based on EPIX’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any EPIX Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder).
      3.18.     ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. EPIX has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in its business, free and clear of any liens or encumbrances except as reflected in the EPIX Financials and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of EPIX’s business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (d) liens arising solely by the action of Predix (collectively, “Permitted Liens”). Each of the material tangible assets is in a good state of maintenance and repair, and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
      3.19.     ENVIRONMENTAL MATTERS.
      (a) Hazardous Material. No underground storage tanks and no amount of any Hazardous Materials are present, as a result of the deliberate actions of EPIX, or, to EPIX’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that EPIX has at any time owned, operated, occupied or leased.
      (b) Hazardous Material Activities. Except as would not reasonably be expected to have a Material Adverse Effect on EPIX, EPIX has not engaged in any Hazardous Material Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
      (c) Permits. EPIX currently holds all environmental approvals, permits, licenses, clearances and consents (the “EPIX Environmental Permits”) necessary for the conduct of EPIX’s Hazardous Material Activities and other businesses of EPIX as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on EPIX.

      (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of EPIX, threatened concerning any EPIX Environmental Permit, Hazardous Material or any Hazardous Material Activity of EPIX.
      3.20.     LABOR MATTERS.
      (a) Section 3.20 of the EPIX Disclosure Schedule sets forth a true, complete and correct list of all employees of EPIX along with their position and actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with EPIX, true, complete and correct copies of which have previously been made available to Predix. To the knowledge of EPIX, no employee of EPIX is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to EPIX, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by EPIX or to the use of trade secrets or proprietary information of others. No key employee or group of employees has threatened to terminate employment with EPIX nor, to the knowledge of EPIX (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment. Key employees are listed in Schedule 4 hereto.
      (b) EPIX is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
      (c) Except as disclosed in Section 3.20 of the EPIX Disclosure Schedule, EPIX is not a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of EPIX providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.
      3.21.     AGREEMENTS, CONTRACTS AND COMMITMENTS. EPIX is not a party to or bound by:

(a) except as described in Section 3.17 of the EPIX Disclosure Schedule, any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) except as described in Section 3.17 of the EPIX Disclosure Schedule, any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by EPIX on thirty (30) days notice without liability, except to the extent general principles of wrongful termination law may limit EPIX’s ability to terminate employees at will;

(c) except as described in Section 3.17 of the EPIX Disclosure Schedule, any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(d) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between EPIX and any of their officers or directors;

(e) any agreement, contract or commitment containing any covenant limiting the freedom of EPIX to engage in any line of business or compete with any person;

(f) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000 and not cancelable without penalty;

(g) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000;

(i) any joint marketing or development agreement;

(j) any distribution agreement (identifying any that contain exclusivity provisions); or

(k) any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by EPIX under any such agreement, contract or commitment of $25,000 or more in the aggregate.
EPIX has not, nor to EPIX’s knowledge has any other party to an EPIX Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which EPIX is a party or by which they are bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “EPIX Contract”) in such manner as would permit any other party to cancel or terminate any such EPIX Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect on EPIX. As to EPIX, each EPIX Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
      3.22.     SEVERANCE PAYMENTS. Section 3.22 of the EPIX Disclosure Schedule sets forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of EPIX as a result of or in connection with the Merger.
      3.23.     BOOKS AND RECORDS. The minute books of EPIX made available to counsel for Predix are the only minute books of EPIX and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of EPIX. The books and records of EPIX accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of EPIX and have been maintained in accordance with good business and bookkeeping practices.
      3.24.     RESTRICTIONS ON BUSINESS ACTIVITIES. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to EPIX which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of EPIX; or (ii) any acquisition of any person or property by EPIX.
      3.25.     REAL PROPERTY LEASES. Section 3.25 of the EPIX Disclosure Schedule sets forth all real property leases or subleases to or by EPIX. EPIX has delivered to Predix true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 3.25 of the EPIX Disclosure Schedule. With respect to each lease and sublease listed in Section 3.25 of the EPIX Disclosure Schedule:

(a) As to EPIX, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b) EPIX is not in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of EPIX, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by EPIX or, to the knowledge of EPIX, any other party under such lease or sublease, except as would not reasonably be expected to have a Material Adverse Effect;

(c) EPIX has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d) there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Permitted Liens.
      3.26.     INSURANCE.
      (a) Section 3.26(a) of the EPIX Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which EPIX is a party (the “EPIX Insurance Policies”). The EPIX Insurance Policies are in full force and effect, maintained with reputable companies against normal losses relating to the business, operations and properties and such other losses as companies engaged in similar business as EPIX would, in accordance with good business practice, customarily insure. All premiums due and payable under the EPIX Insurance Policies have been paid on a timely basis and EPIX is in compliance in all material respects with all other terms thereof. True, complete and correct copies of the EPIX Insurance Policies have been made available to Predix.
      (b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and EPIX has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has EPIX received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.
      (c) EPIX has made available to Predix accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by EPIX as of the date of this Agreement.
      3.27.     CERTAIN BUSINESS PRACTICES. Neither EPIX nor, to the knowledge of EPIX, any director, officer, employee or agent of EPIX has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.
      3.28.     SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.
      (a) Section 3.28 of the EPIX Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to EPIX. Since the EPIX Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of EPIX with any supplier or manufacturer named in the EPIX Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in Section 3.28 of the EPIX Disclosure Schedule.
      (b) To the knowledge of EPIX, no creditor, supplier, employee, client, customer or other person having a material business relationship with EPIX has informed EPIX that such person intends to materially change its relationship with EPIX because of the transactions contemplated by this Agreement or otherwise.
      3.29.     GOVERNMENT CONTRACTS. EPIX has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of EPIX.
      3.30.     INTERESTED PARTY TRANSACTIONS. As of the date hereof, no affiliate of EPIX (a) owns any property or right, tangible or intangible, which is used in the business of EPIX, (b) has any claim or cause of action against EPIX, or (c) owes any money to, or is owed any money by, EPIX. Except as set forth in the EPIX SEC Documents, since the date of EPIX’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by EPIX pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      3.31.     REGISTRATION STATEMENT; JOINT PROXY STATEMENT/ PROSPECTUS. The Registration Statement shall not at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement shall, as of the time it becomes effective under the Securities Act be prepared in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable thereto. The information in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to Predix’s stockholders, and at the time of the Predix Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Predix Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respect with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to EPIX or any of its affiliates, officers or directors should be discovered by EPIX which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, EPIX shall promptly inform Predix, and EPIX shall promptly commence preparation of such amendment or supplement in accordance with Section 5.01. Notwithstanding the foregoing, EPIX makes no representation or warranty with respect to any information supplied by Predix and its subsidiaries which is contained in any of the foregoing documents.
      3.32.     DISCLOSURE. None of the representations or warranties of EPIX contained herein and none of the information contained in the EPIX Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.
ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER
      4.1.     CONDUCT OF BUSINESS BY PREDIX. Predix covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms or the Effective Time, Predix shall not, and shall not permit each of its subsidiaries to, conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Predix shall, and shall cause each of its subsidiaries to, (i) continue its research and development, clinical investigation and activities relating to the Predix IP Rights in accordance with past practice; (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available to EPIX the services of its officers, employees and consultants, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of Predix or its subsidiaries and their business and (D) preserve its current relationships with its clinical investigators, suppliers, manufacturers and other persons with which it has significant business relationships; and (iii) not modify, amend, renew or replace, without providing prior notice to EPIX and receiving EPIX’s prior written approval, any agreements set forth in Section 4.1 of the Predix Disclosure Schedule. In addition, except as set forth in Section 4.1 of the Predix Disclosure Schedule or as may be reasonably necessary to result in an Achievement of the Milestone pursuant to Section 1.8(c)(ii), without the prior written consent of EPIX, Predix shall not, and shall not permit any of its subsidiaries to, do any of the following:

(a) amend or otherwise change its Certificate of Incorporation or Bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) sell, pledge, dispose of or encumber any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for (i) the issuance of options or shares of Predix Common Stock issuable pursuant to employee stock options under the Predix Stock Plans or the Predix Warrants, as the case may be, which in the case of Predix Warrants are outstanding on the date hereof and (ii) actions taken by Predix or its subsidiaries in furtherance of the Merger or the other transactions contemplated hereby, as to which actions Predix or its subsidiaries shall first consult with and obtain written approval from EPIX);

(d) accelerate, amend or change the period of exercisability of options granted under the Predix Stock Plans or the Predix Warrants, as the case may be, or authorize cash payments in exchange for (i) any options granted under the Predix Stock Plans or (ii) the Predix Warrants, except as contemplated by this Agreement;

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing (except for (A) the repurchase of shares of restricted stock under, and in accordance with the terms of, the applicable restricted stock agreements, if Predix or its subsidiaries have notified EPIX in writing at least five (5) business days prior to any such repurchase and included in such notification is a description of the circumstances giving rise to, and permitting, such repurchase and (B) transactions in furtherance of the Merger or the other transactions contemplated hereby, as to which actions Predix or its subsidiaries shall first consult with and obtain written approval from EPIX);

(f) sell, transfer, license, sublicense or otherwise dispose of any Predix IP Rights, or amend or modify any existing agreements with respect to any Predix IP Rights;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice; (iii) enter into or amend any material contract or agreement and any Predix Contract other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except pursuant to a capital expenditure budget approved in writing by both parties); or (v) enter into or amend any contract, agreement, commitment or arrangement and any Predix Contract to effect any of the matters prohibited by this Section 4.1(g);

(h) increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in salary or wages of employees who are not officers in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis) or other employee, or establish, adopt, enter into or amend any employee benefit plan, provided, that Predix and its subsidiaries may provide their officers and employees retention bonuses to retain such officer’s or employee’s services through the Effective Time, valued at not more than twenty percent (20%) of such officer’s or employee’s yearly base salary as of the date hereof, payable in cash, stock or an option to purchase stock that becomes payable or vests on or after the Effective Time, if Predix or its subsidiaries have notified EPIX in writing at least five (5) business days prior to granting any such retention bonus and included in such notification is a description of the circumstances giving rise to such retention bonus, provided, further, that the aggregate value of all retention bonuses granted by Predix shall not exceed $350,000;

(i) take any action, other than as required by GAAP, to change accounting policies or procedures;

(j) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

(l) enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

(m) except as may be required by law, take any action to terminate or amend any of the Predix Employee Plans other than in connection with the Merger; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (m) above, or any action which would make any of the representations or warranties of Predix contained in this Agreement untrue or incorrect or prevent Predix from performing or cause Predix not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

If Predix or its subsidiaries wish to obtain the consent of EPIX to take actions for which prior consent is required pursuant to this Section 4.1, Predix shall request such consent in writing by telecopy to the attention of the Chief Executive Officer of EPIX. A consent signed by either such officer shall be deemed sufficient for purposes hereof. In addition, if EPIX receives such a request but does not respond in writing (which may include an e-mailed response) to such request within five (5) business days after the date the request is telecopied, EPIX shall be deemed to have consented to the requested action for all purposes of this Agreement.

      4.2.     MUTUAL NON-SOLICITATION
      (a) Without the prior written consent of the other party, neither Predix and its subsidiaries nor EPIX shall directly or indirectly through any officer, director, employee, representative or agent, solicit, encourage, have negotiations with respect to (including by way of furnishing information) or take any action that could reasonably be expected to result in the initiation or submission of any inquiries, proposals or offers regarding, or approve, endorse or recommend, any acquisition, merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); provided, however, that (A) prior to the adoption and approval of this Agreement by the stockholders of EPIX, EPIX may furnish nonpublic information regarding EPIX to any third party in response to an EPIX Superior Offer (as defined below) that is submitted to EPIX by such third party (and not withdrawn) if: (i) EPIX shall not have breached this Section 4.2; (ii) the EPIX Board of Directors reasonably concludes in good faith, after having received the advice of its outside legal counsel, that not taking such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law; (iii) EPIX complies with the provisions of this Section 4.2; and (iv) EPIX receives from such third party an executed confidentiality agreement containing provisions at least as favorable to EPIX as those contained in the Confidentiality Agreement (as defined in Section 5.3(b) hereof), and (B) prior to the adoption and approval of this Agreement by the stockholders of Predix, Predix may furnish nonpublic information regarding Predix to any third party in response to a Predix Superior Offer (as defined below) that is submitted to Predix by such third-party (and not withdrawn) if: (i) Predix shall not have breached this Section 4.2; (ii) the Predix Board of Directors reasonably concludes in good faith, after having received the advice of its outside legal counsel, that taking such actions is required in order for the Board of Directors of Predix to comply with its fiduciary obligations to Predix’s stockholders under applicable law; (iii) Predix complies with the provisions of this Section 4.2; and (iv) Predix receives from such third-party an executed confidentiality agreement containing provisions at least as favorable to Predix as those contained in the Confidentiality Agreement (as defined in Section 5.3(b) hereof). “EPIX Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party in a single transaction or series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the board of directors of EPIX determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to EPIX’s stockholders than the terms of the Merger; and (y) is reasonably capable of being consummated. “Predix Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer, or sale, lease, exchange transfer, license, acquisition or disposition of assets, or other similar transaction that would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Predix capital stock or all, or substantially all, of the assets of Predix and its subsidiaries on a consolidated basis, and that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Board of Directors of Predix determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to Predix’s stockholders than the terms of the Merger; (y) is not conditioned upon obtaining additional financing or any regulatory approvals, or subject to any additional conditions beyond those contemplated by this Agreement; and (z) is reasonably capable of being consummated.
      (b) Both Predix (and its subsidiaries) and EPIX shall immediately notify the other after receipt of any Acquisition Proposal or any request for nonpublic information relating to it or its subsidiaries in connection with an Acquisition Proposal or for access to its properties, books or records by any person or entity that informs its Board of Directors that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.
      (c) Both Predix (and its subsidiaries) and EPIX shall immediately cease and cause to be terminated any existing discussions or negotiations with any other parties conducted heretofore with respect to any acquisition, merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions. Predix and EPIX agree not (and Predix shall not permit its subsidiaries), to release any third party from any confidentiality or standstill agreement to which it (or its subsidiaries) is a party.
      (d) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of EPIX to call, give notice of, convene and hold the EPIX Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to EPIX of any EPIX Superior Offer with respect to it, and (ii) the obligation of Predix to call, give notice of, convene and hold the Predix Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Predix of any Predix Superior Offer with respect to it.
      (e) Both Predix (and its subsidiaries) and EPIX shall ensure that the officers, directors and employees and any investment banker or other retained advisor or representative are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 4.2 by such officers, directors, employees, bankers, advisors and representatives.

      4.3.     CONDUCT OF BUSINESS BY EPIX. EPIX covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms or the Effective Time, EPIX shall not conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, EPIX shall (i) continue its research and development, clinical investigation and activities relating to the EPIX IP Rights in accordance with past practice; (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available to Predix the services of its officers, employees and consultants, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of EPIX and its business and (D) preserve its current relationships with its clinical investigators, suppliers, manufacturers and other persons with which it has significant business relationships; and (iii) not modify, amend, renew or replace, without providing prior notice to Predix and receiving Predix’s prior written approval, any agreements set forth in Section 4.3 of the EPIX Disclosure Schedule. In addition, except as provided in Section 4.3 of the EPIX Disclosure Schedule, without the prior written consent of Predix, EPIX shall not do any of the following:

(a) amend or otherwise change its Certificate of Incorporation or By-Laws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise (other than the appointment of up to two (2) additional members of the Board of Directors);

(b) sell, pledge, dispose of or encumber any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for (i) the issuance of shares of EPIX Common Stock issuable pursuant to the exercise of employee stock options outstanding on the date of this Agreement under the EPIX Stock Plans or pursuant to purchase rights under the EPIX ESPP, and (ii) actions taken by EPIX in furtherance of the Merger or the other transactions contemplated hereby, as to which actions EPIX shall first consult with and obtain written approval from Predix);

(d) accelerate, amend or change the period of exercisability of options granted under the EPIX Stock Plans or authorize cash payments in exchange for any options granted under the EPIX Stock Plans except as contemplated by this Agreement;

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in case, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing (except for (A) the repurchase of shares of restricted stock under, and in accordance with the terms of, the applicable restricted stock agreements, if EPIX has notified Predix in writing at least five (5) business days prior to any such repurchase and included in such notification is a description of the circumstances giving rise to, and permitting, such repurchase and (B) transactions in furtherance of the Merger or the other transactions contemplated hereby, as to which actions EPIX shall first consult with and obtain written approval from Predix);

(f) sell, transfer, license, sublicense or otherwise dispose of any EPIX IP Rights, or amend or modify any existing agreements with respect to any EPIX IP Rights;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice;

(iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except pursuant to a capital expenditure budget approved in writing by both parties); or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.3(g);

(h) increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in salary or wages of employees who are not officers in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis) or other employee, or establish, adopt, enter into or amend any employee benefit plan, provided, that EPIX may provide its officers and employees retention bonuses to retain such officer’s or employee’s services through the Effective Time, valued at not more than twenty percent (20%) of such officer’s or employee’s yearly base salary as of the date hereof, payable in cash, stock or an option to purchase stock that becomes payable or vests on or after the Effective Time, if EPIX has notified Predix in writing at least five (5) business days prior to granting any such retention bonus, provided, further, that the aggregate value of all retention bonuses granted by EPIX shall not exceed $350,000;

(i) take any action, other than as required by GAAP, to change accounting policies or procedures;

(j) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

(l) enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

(m) except as may be required by law, take any action to terminate or amend any of EPIX’s employee benefit plans (as defined in Section 3(3) of ERISA) other than in connection with the Merger; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3(a) through (m), or any action which would make any of the representations or warranties of EPIX contained in this Agreement untrue or incorrect or prevent EPIX from performing or cause EPIX not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

If EPIX wishes to obtain the consent of Predix to take actions for which prior consent is required pursuant to this Section 4.3, it shall request such consent in writing by telecopy to the attention of the Chief Executive Officer and the Chief Financial Officer of Predix. A consent signed by such officer shall be deemed sufficient for purposes hereof. In addition, if Predix receives such a request but does not respond in writing (which may include an e-mailed response) to such request within five (5) business days after the date the request is telecopied, Predix shall be deemed to have consented to the requested action for all purposes of this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS
      5.1.     JOINT PROXY STATEMENT/ PROSPECTUS; REGISTRATION STATEMENT; OTHER. As promptly as practicable after the execution of this Agreement, EPIX and Predix will cooperate to prepare and file the Joint Proxy Statement with the SEC, and EPIX will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus. Each of EPIX and Predix will respond to any comments of the SEC and will use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and will cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, EPIX and Predix will prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated by this Agreement, (collectively, the “Other Filings”). Predix will cooperate with all reasonable requests of EPIX in connection with the preparation, filing and response to comments on the Registration Statement, Joint Proxy Statement and Other Filings. Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement, the Merger or any Other Filing. The Joint Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any Other Filing, EPIX or Predix, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of EPIX and Predix, such amendment or supplement. The Joint Proxy Statement will also include the recommendations of (i) the Board of Directors of EPIX in favor of approval of this Agreement, the Merger and the issuance of shares of EPIX Common Stock in the Merger (except that the Board of Directors of EPIX may withdraw, modify or refrain from making such recommendation if the EPIX Board of Directors reasonably concludes in good faith, after having received the advice of its outside legal counsel, that not taking such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law) and (ii) the Board of Directors of Predix in favor of approval of this Agreement and the Merger, provided, however, that the Board of Directors of Predix may withdraw, modify or refrain from making such recommendation only if: (1) Predix has received an unsolicited bona fide written Predix Superior Offer, (2) Predix has notified EPIX, at least seven (7) days in advance of the date upon which it intends to withdraw or effect a change in its recommendation to Predix’s stockholders specifying the material terms and conditions of such Predix Superior Offer and furnishing to EPIX complete and unredacted copies of any relevant proposed transaction term sheets, letters of intent or agreements with the party making such Predix Superior Offer and any other material documents received by it or its representatives, (3) Predix, prior to effecting such a withdrawal or change in recommendation, has negotiated, and has caused its financial and legal advisors to negotiate with EPIX i n good faith for ten (10) days to make such adjustments in the terms and conditions of this Agreement such that such Predix Superior Offer would no longer constitute a Predix Superior Offer, (4) Predix’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations, and has concluded in good faith, based upon consultation with its financial advisors and with Predix’s outside legal counsel, that such proposal for a Predix Superior Offer remains a Predix Superior Offer even after giving effect to the adjustments proposed during such negotiations with EPIX, and (5) the Predix Board of Directors reasonably concludes in good faith, after having received the advice of its outside legal counsel, that taking such actions is required in order for the Board of Directors of Predix to comply with its fiduciary obligations to Predix’s stockholders under applicable law.

      5.2.     MEETINGS OF STOCKHOLDERS. Promptly after the date hereof, Predix will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Predix Stockholders’ Meeting to consider the approval of this Agreement and the Merger as promptly as practicable, and in any event within twenty (20) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Promptly after the date hereof, EPIX will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the EPIX Stockholders’ Meeting to be held as promptly as practicable, and in any event within twenty (20) days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) voting upon this Agreement and the Merger and (ii) the issuance of shares of EPIX Common Stock by virtue of the Merger. EPIX and Predix will each use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the foregoing proposals and to take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the SEC, the National Association of Securities Dealers, Inc. or Delaware Law, as applicable, to obtain such approvals, except, (i) in the case of EPIX, if the Board of Directors of EPIX reasonably concludes in good faith, after having received the advice of its outside legal counsel, that taking such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, and (ii) in the case of Predix, Predix has taken the actions set forth in the last sentence of Section 5.1. EPIX may also include proposals for the ratification of its independent auditors and election of directors for approval at the EPIX stockholder meeting, and other matters as may be mutually agreed upon by EPIX and Predix.
      5.3.     ACCESS TO INFORMATION; CONFIDENTIALITY.
      (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Predix and EPIX shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its and its subsidiaries’ properties, books, contracts, commitments and records and, during such period, Predix and EPIX each shall furnish promptly to the other all information concerning its and its subsidiaries’ business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request.
      (b) Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement dated October 28, 2005 (the “Confidentiality Agreement”) between EPIX and Predix. This Section 5.3(b) shall survive the termination of this Agreement.
      5.4.     CONSENTS; APPROVALS. Merger Sub, Predix and its subsidiaries and EPIX shall each use their commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and each party shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by each respective party and the consummation by them of the transactions contemplated hereby. Predix and EPIX shall furnish all information required to be included in the Joint Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States, or foreign governmental body in connection with the transactions contemplated by this Agreement. As soon as practicable following the date hereof, EPIX and Predix and its subsidiaries will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated herein. In addition, Merger Sub, Predix and its subsidiaries and EPIX shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Authority with respect to the Merger and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, Merger Sub, Predix and EPIX shall, promptly after the date of this Agreement, prepare and file, if any, (i) the notification and report any forms required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) as promptly as practicable thereafter respond in compliance with any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters. Each of EPIX and Predix will notify the other promptly upon receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any legal requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.4, EPIX or Predix, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment of supplement. EPIX and Predix agree that the costs and expenses incurred by each party in connection with complying with this Section 5.4 with respect to seeking and obtaining approval of the transactions contemplated by this Agreement under the HSR Act shall be borne by EPIX. For purposes of this Agreement, “Governmental Authority” shall mean any governmental or administrative agency, authority, department, commission, instrumentality, board, bureau, court or arbitration tribunal of the United States, any domestic state, locality or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and any Self-Regulatory Organization, as defined in Section 3(a)(26) of the Exchange Act.
      5.5.     STOCK OPTIONS AND WARRANTS.
      (a) At the Effective Time, Predix’s obligations with respect to each outstanding option to purchase shares of Predix Common Stock (each, a “Predix Option” and collectively, the “Predix Options”) under the Predix Stock Plans, whether vested or unvested, will be assumed by EPIX. Each Predix Option so assumed by EPIX under this Agreement shall be subject to substantially the same terms and conditions set forth in the Predix Stock Plans (which plans shall be adopted upon substantially the same terms and conditions by EPIX) or agreement pursuant to which such Predix Option was issued as in effect immediately prior to the Effective Time, except as follows (A) (i) such Predix Option will be exercisable for that number of shares of EPIX Common Stock equal to the product of the number of shares of Predix Common Stock that were purchasable under such Predix Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of EPIX Common Stock, and (ii) the per share exercise price for the shares of EPIX Common Stock issuable upon exercise of such assumed Predix Option will be equal to the quotient determined by dividing the exercise price per share of Predix Common Stock at which such Predix Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and (B) each Predix Option shall entitle the holder thereof at the Effective Time the right to receive in cash such holder’s pro rata portion of the Milestone Payment in accordance with Section 1.8. Following the Effective Time, EPIX will send to the holders of the assumed Predix Options a written notice setting forth (i) the number of shares of EPIX Common Stock that are subject to such assumed Predix Option, and (ii) the exercise price per share of EPIX Common Stock issuable upon exercise of such assumed Predix Option. In addition, EPIX shall file with the SEC, no later than ninety (90) days after the Effective Time, a registration statement on Form S-8 registering the exercise of any Predix Options issued under the Predix Stock Plans assumed by EPIX pursuant to this Section 5.5 (to the extent the exercise of such options is eligible to be registered using a Form S-8 registration statement).
      (b) EPIX and Predix shall take all action that may be reasonably necessary to effectuate the provisions of this Section 5.5. The Predix Options assumed by EPIX shall retain their existing vesting schedules following the Effective Time.

      (c) It is the intention of the parties that Predix Options assumed by EPIX qualify following the Effective Time as incentive stock options as defined in the Code (“ISO’s”) to the extent such Predix Options qualified as ISO’s prior to the Effective Time.
      (d) At the Effective Time, Predix’s obligations with respect to each Predix Warrant will be assumed by EPIX. Each Predix Warrant so assumed by EPIX under this Agreement shall be subject to substantially the same terms and conditions set forth in the warrant or agreement pursuant to which such Predix Warrant was issued as in effect immediately prior to the Effective Time, except as follows (A) (i) such Predix Warrant will be exercisable for that number of shares of EPIX Common Stock equal to the product of the number of shares of Predix Common Stock that were purchasable under such Predix Warrant immediately prior to the Effective Time, or in the case of a Predix Warrant exercisable for Predix Preferred Stock that number of shares of Predix Common Stock the Predix Preferred Stock issuable upon exercise of such Predix Warrant was convertible into immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of EPIX Common Stock, and (ii) the per share exercise price for the shares of EPIX Common Stock issuable upon exercise of such PURCHASE Warrant will be equal to the quotient determined by dividing the exercise price per share of Predix Common Stock or Predix Preferred Stock, as the case may be, at which such Predix Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and (B) each Predix Warrant shall entitle the holder thereof at the Effective Time the right to receive in cash such holder’s pro rata portion of the Milestone Payment in accordance with Section 1.8.
      (e) EPIX will reserve sufficient shares of EPIX Common Stock for issuance under this Section 5.5.
      5.6.     PREDIX AFFILIATE AGREEMENTS. Set forth in Section 5.6 of the Predix Disclosure Schedule is a list of those persons who may be deemed to be, in Predix’s reasonable judgment, affiliates of Predix within the meaning of Rule 145 promulgated under the Securities Act (a “Predix Affiliate”). Predix will provide EPIX with such information and documents as EPIX reasonably requests for purposes of reviewing such list. Predix will use its commercially reasonable efforts to deliver or cause to be delivered to EPIX prior to the Effective Time from each Predix Affiliate an executed affiliate agreement in substantially the form of Exhibit C hereto (the “Predix Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time. EPIX will be entitled to place appropriate legends on the certificate evidencing any EPIX Common Stock to be received by a Predix Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the EPIX Common Stock, consistent with the terms of the Predix Affiliate Agreement.
      5.7.     LOCKUP AGREEMENTS. Each member of Predix’s management, each of Predix’s directors, the Chairman of the Board of Directors of EPIX and each Predix stockholder set forth on Schedule 5 hereto shall execute a lockup agreement, in substantially the form of Exhibit D hereto (the “Lockup Agreement”), each of which will be in full force and effect as of the Effective Time. EPIX will be entitled to place appropriate legends on the certificate evidencing any EPIX Common Stock to be received by the persons and entities set forth on Schedule 5 hereto and to issue appropriate stop-transfer instructions to the transfer agent for the EPIX Common Stock, consistent with the terms of the Lockup Agreement.
      5.8.     INDEMNIFICATION AND INSURANCE.
      (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of Predix which exist prior to the date hereof to indemnify Predix’s present and former directors, officers, employees and their heirs, executors and assigns. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages set forth in Predix’s Certificate of Incorporation and Bylaws on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Predix, unless such modification is required by law and then only to the minimum extent required by such law.

      (b) After the Effective Time the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of Predix and his or her heirs, executors and assigns (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement or otherwise pertaining to any action or omission in his or her capacity as a director, officer, employee or agent of Predix occurring prior to the Effective Time to the same extent as provided in Predix’s Certificate of Incorporation and Bylaws or any applicable contract or agreement as in effect on the date hereof and disclosed on Section 5.8(b) of the Predix Disclosure Schedule, in each case for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party which respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.
      (c) Predix shall use commercially reasonable efforts, after consultation with EPIX, to negotiate and secure a “tail” on its existing Directors, Officers and Company Liability insurance policies for a period of six (6) years, at a total cost not to exceed $25,000 per year of coverage, which cost shall be paid by EPIX.
      (d) From and after the Effective Time, EPIX shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.8 if requested to do so by the Surviving Corporation and if legally permitted to do so.
      (e) This Section 5.8 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Predix, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.
      (f) Nothing contained in this Section 5.8 is intended to limit in any manner and at any time rights that any Indemnified Party may have under and in accordance with all provisions of Predix’s Certificate of Incorporation and Bylaws, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.
      5.9.     NOTIFICATION OF CERTAIN MATTERS.
      (a) Predix shall give prompt notice to EPIX, and EPIX shall give prompt notice to Predix, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, and (ii) any failure of Predix or EPIX, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) and (b) and 6.3(a) and (b) unless the failure to give such notice results in material prejudice to the other party.
      (b) Each of Predix and EPIX shall give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Predix, its subsidiaries or EPIX that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, is reasonably likely to become a default under a Predix Contract; and (v) any change that would be considered reasonably likely to result in a Material Adverse Effect, or is likely to impair in any material respect the ability of either Predix or EPIX to consummate the transactions contemplated by this Agreement.
      5.10.     FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.
      5.11.     PUBLIC ANNOUNCEMENTS. EPIX and Predix shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, EPIX may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent of Predix.
      5.12.     LISTING OF EPIX COMMON STOCK. EPIX shall use its reasonable best efforts to cause the shares of EPIX Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time.
      5.13.     CONVEYANCE TAXES. EPIX and Predix shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. EPIX shall pay all such taxes and fees.
      5.14.     TAX-FREE REORGANIZATION. Notwithstanding anything herein to the contrary, each of Merger Sub, EPIX and Predix shall use reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub shall, and shall cause the Surviving Corporation and EPIX to, report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code. EPIX and Predix will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.
      5.15.     BOARD OF DIRECTORS AND OFFICERS OF EPIX. The Board of Directors of EPIX shall cause EPIX’s Board of Directors, immediately after the Effective Time, to consist of no more than nine persons, and with respect to such Board of Directors: (i) to appoint four Predix nominees, which shall include Frederick Frank, Michael Kauffman, M.D., Ph.D., Patrick J. Fortune, Ph.D. and Ian F. Smith, (the “Predix Nominees”), (ii) to appoint five EPIX nominees, which may include EPIX’s directors immediately prior to the Effective Time. In addition, EPIX shall cause the Chief Executive Officer of Predix immediately prior to the Effective Time to be the Chief Executive Officer of EPIX immediately after the Effective Time pursuant to an employment agreement upon mutually agreeable terms and conditions.
      5.16.     ACTIONS BY EPIX AND MERGER SUB. From and after the Effective Time, all action necessary in connection with the implementation of this Agreement on behalf of EPIX and Merger Sub or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and all additional action as is contemplated to be taken by or on behalf of the EPIX and Merger Sub by the terms of this Agreement, including the determination of whether there is an Achievement of the Milestone pursuant to Section 1.8(c) and whether to make the Milestone Payment in cash, shares of EPIX Common Stock or a combination thereof pursuant to Section 1.8(d), shall be taken only with the approval or upon the direction of a majority of the members of the Board of Directors of EPIX that are not Predix Nominees or were not members of the Board of Directors of Predix before the Effective Time.
      5.17.     EMPLOYEE BENEFITS; SEVERANCE PAYMENTS. If at any time between the Effective Time and the twelve (12) month anniversary of the Effective Time, EPIX, the Surviving Corporation or their subsidiaries causes a Continuing Employee (as defined in Schedule 6 hereto) (other than those employees specifically listed as ineligible individuals on Schedule 6 hereto) to suffer an Adverse Event (as defined in Schedule 6 hereto), such Continuing Employee shall be entitled to the payments set forth on Schedule 6 hereto from EPIX, the Surviving Corporation or their subsidiaries, as the case may be.
      5.18.     RESALE REGISTRATION STATEMENT.
      (a) As soon as practicable and in any event within 90 days after the Effective Time, EPIX shall file with the SEC, and thereafter use its commercially reasonable efforts to have declared effective as soon as practicable, a registration statement on Form S-3 (or if EPIX is not eligible to use Form S-3, any other form that EPIX is eligible to use) (a “S-3 Registration Statement”) under the Securities Act covering the resale by (i) the Chairman of the Board of Directors of EPIX and (ii) former affiliates of Predix (including any former affiliates of Predix who may following the Effective Time be current affiliates of EPIX) listed on Schedule 7 hereto (collectively, the “Affiliate Stockholders”) of shares of EPIX Common Stock issued pursuant to this Agreement as Merger Consideration (the “Registrable Merger Shares”). In its discretion, EPIX will be permitted to register any other shares for resale by other eligible selling stockholders using the S-3 Registration Statement. EPIX shall use commercially reasonable efforts to keep the S-3 Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares the S-3 Registration Statement effective and ending on the earlier of (i) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (ii) the first date upon which all of the Registrable Merger Shares covered by the S-3 Registration Statement have been sold pursuant to such registration statement.
      (b) EPIX may, by written notice to the Affiliate Stockholders, (i) delay the filing or effectiveness of the S-3 Registration Statement for up to thirty (30) days, or for such longer period, as a result of restraints or restrictions under applicable law or (ii) suspend the S-3 Registration Statement after effectiveness and require that the Affiliate Stockholders immediately cease sales of shares pursuant to the S-3 Registration Statement (A) for a period of not more than thirty (30) consecutive days or seventy-five (75) days in the aggregate during any twelve (12) consecutive calendar months, in the event that EPIX files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a then pending public offering of its securities or (B) following the effectiveness of the S-3 Registration Statement, for no longer than ten (10) consecutive trading days if an event has occurred or EPIX has entered into a transaction which EPIX determines in good faith must be disclosed in order for EPIX to comply with the public disclosure requirements imposed on EPIX under the Securities Act in connection with the S-3 Registration Statement, provided, that in respect of all such events or occurrences EPIX shall not suspend the effectiveness of the S-3 Registration Statement for more than thirty (30) trading days in the aggregate in any twelve (12) consecutive calendar months.

      (c) If EPIX delays or suspends the S-3 Registration Statement or requires the Affiliate Stockholders to cease sales of shares pursuant to Section 5.18(b) above, EPIX shall, as promptly as practicable (and in any event within four (4) business days) following the termination of the circumstance which entitled EPIX to do so, take such actions as may be necessary to file or reinstate the effectiveness of the S-3 Registration Statement and/or give written notice to all Affiliate Stockholders authorizing them to resume sales pursuant to the S-3 Registration Statement. If as a result thereof the prospectus included in the S-3 Registration Statement has been amended to comply with the requirements of the Securities Act, EPIX shall enclose such revised prospectus with the notice to Affiliate Stockholders given pursuant to this Section 5.18(c), and the Affiliate Stockholders shall make no offers or sales of shares pursuant to the S-3 Registration Statement other than by means of such revised prospectus.
      5.19.     ACCOUNTANT’S LETTERS. Each of EPIX and Predix shall use its reasonable best efforts to cause to be delivered to the other party a “comfort” letter of Ernst & Young LLP dated within two (2) business days before the date on which the Registration Statement shall become effective and addressed to such other party, in form and substance reasonably satisfactory to such other party.
ARTICLE VI
CONDITIONS TO THE MERGER
      6.1.     CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement shall have been initiated or, to the knowledge of EPIX or Predix, threatened by the SEC;

(b) Governmental Approvals. All approvals of, declarations or filings, with any Governmental Authority necessary for the consummation of the Merger, if any, shall have been obtained or made. The waiting period (and any extension thereof) under the HSR Act relating to the transaction contemplated hereby will have expired or terminated early, if required;

(c) Stockholder Approval. This Agreement shall have been adopted by the requisite vote under Delaware Law of the stockholders of EPIX and Predix, respectively, and EPIX’s and Predix’s Certificate of Incorporation and Bylaws, respectively; and the issuance of shares of EPIX Common Stock by virtue of the Merger shall have been approved by the requisite vote under the rules of the SEC, the National Association of Securities Dealers, Inc. or Delaware Law by the stockholders of EPIX;

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger on substantially identical terms and conferring upon the parties hereto substantially all the rights and benefits as contemplated herein, shall be in effect, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon the parties hereto substantially all the rights and benefits as contemplated herein, illegal;

(e) Tax Opinions. EPIX shall have received the written opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Predix shall have received the written opinion of Goodwin Procter LLP, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and

(f) EPIX Notes. No Injunction, or final, non-appealable judgment, decree or order issued by any court of competent jurisdiction shall be in effect which Injunction, judgment, decree or order would result in the acceleration of payment of the amounts outstanding under that certain Indenture, dated as of June 7, 2004, between EPIX and U.S. Bank National Association, as trustee, or any notes issued thereunder.
      6.2.     ADDITIONAL CONDITIONS TO OBLIGATIONS OF EPIX. The obligations of EPIX to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Predix contained in this Agreement (together with the Predix Disclosure Schedule) shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) those representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (ii) those representations and warranties which address matters only as of a particular date, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall remain true and correct as of such date; and EPIX shall have received a certificate to such effect signed by the President and Chief Executive Officer and Chief Financial Officer of Predix;

(b) Agreements and Covenants. Predix shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and EPIX shall have received a certificate to such effect signed by the President and Chief Executive Officer and Chief Financial Officer of Predix;

(c) Consents Obtained. EPIX shall have received evidence, in form and substance satisfactory to it, that the consents, waivers, approvals, authorizations or orders required to be obtained, and all filings to be made, by Predix shall have been obtained and made by Predix;

(d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Authority, nor shall there be in effect any judgment, decree or order of any Governmental Authority, in either case, seeking to prohibit or limit EPIX from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by EPIX or the Surviving Corporation of all or a material portion of the business or assets of EPIX or the Surviving Corporation, or seeking to compel EPIX, the Surviving Corporation or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of EPIX or the Surviving Corporation as a result of the Merger or the transactions contemplated by this Agreement;

(e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Predix or any subsidiary of Predix having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Predix;

(f) Affiliate Agreements. EPIX shall have received from each Predix Affiliate an Affiliate Agreement, and such agreement shall be in full force and effect;

(g) Transfer of Material Agreements. Predix shall have received all consents and approvals required to consummate the Merger under Predix’s and its subsidiaries’ agreements listed on Schedule 8 hereto;

(h) Other Deliveries. EPIX shall have received such other certificates and instruments (including without limitation certificates of good standing of Predix and each of its subsidiaries in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(i) Voting Agreement. Stockholders of Predix holding an aggregate of approximately forty percent (40%) of the voting shares of Predix shall have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, and such agreement shall be in full force and effect;

(j) Opinion of Predix’s Counsel. EPIX shall have received from Goodwin Procter LLP, counsel to Predix, an opinion, substantially in the form of Exhibit E hereto, addressed to EPIX dated as of the Effective Date; and
      6.3.     ADDITIONAL CONDITIONS TO OBLIGATIONS OF PREDIX. The obligation of Predix to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of EPIX contained in this Agreement (together with the EPIX Disclosure Schedule) shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) those representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (ii) those representations and warranties which address matters only as of a particular date, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall remain true and correct as of such date; and Predix shall have received a certificate to such effect signed by the Chief Executive Officer and Principal Accounting Officer of EPIX;

(b) Agreements and Covenants. EPIX shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent any such non-performance or non-compliance would not have a Material Adverse Effect on EPIX, and Predix shall have received a certificate to such effect signed by the Chief Executive Officer and Principal Accounting Officer of EPIX;

(c) Consents Obtained. Predix shall have received evidence, in form and substance satisfactory to it, that all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by EPIX for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by EPIX;

(d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Authority, nor shall there be in effect any judgment, decree or order of any Governmental Authority, in either case, seeking to prohibit or limit Predix from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Predix of all or a material portion of the business or assets of Predix and its subsidiaries, or seeking to compel Predix or its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Predix or its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement;

(e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of EPIX having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on EPIX;

(f) Opinion of EPIX’s Counsel. Predix shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to EPIX, an opinion, substantially in the form of Exhibit F hereto, addressed to Predix dated as of the Effective Date;

(g) NASDAQ Listing. The EPIX Common Stock shall be listed on the NASDAQ National Market as of and from the date of this Agreement through the Effective Time and the shares of EPIX Common Stock issued in the Merge shall have been approved for listing on the NASDAQ National Market as of the Effective Time;

(h) Other Deliveries. Predix shall have received such other certificates and instruments (including without limitation certificates of good standing of EPIX in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(i) Closing Capital. EPIX’s cash, cash equivalents, restricted cash and securities available for sale at the Effective Time less the aggregate amount of any and all liabilities and obligations resulting from (i) severance or similar obligations of EPIX as of the Effective Time; (ii) fees payable to any financial advisor to EPIX; (iii) fees owed or payable to EPIX’s independent public accountants; (iv) bonus payments to employees upon consummation of the Merger; and (v) legal fees of EPIX in connection with the negotiation and execution of this Agreement and consummation of the Merger, shall be no less than the $110,000,000;

(j) Board of Directors and Officers. EPIX shall have taken all actions necessary so that the Board of Directors of EPIX will be constituted as set forth in Section 5.15 of this Agreement immediately after the Effective Time. Each of the current officers of EPIX who is not listed on Schedule 9 hereto shall have delivered to EPIX their written resignations as officers of EPIX and each of the individuals on Schedule 9 hereto shall have been appointed officers of EPIX and shall serve in such capacity effective as of the Effective Time.
ARTICLE VII
TERMINATION
      7.1.     TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Board of Directors and stockholders of Predix and EPIX:

(a) by mutual written consent duly authorized by the Boards of Directors of EPIX and Predix; or

(b) by either EPIX or Predix if the Merger shall not have been consummated by July 31, 2006; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(c) by either EPIX or Predix if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by EPIX, if the Board of Directors of Predix shall have withheld or withdrawn its recommendation in favor of the Merger; or

(e) by EPIX, if there shall have occurred any Material Adverse Effect with respect to Predix since the date of this Agreement; or

(f) by Predix, if the Board of Directors of EPIX shall have withheld or withdrawn its recommendation in favor of the Merger; or

(g) by Predix, if there shall have occurred any Material Adverse Effect with respect to EPIX since the date of this Agreement; or

(h) by either EPIX or Predix, if the required approval of the stockholders of EPIX or Predix contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of stockholders convened therefor or at any adjournment thereof; provided, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement; or

(i) by either EPIX or Predix, upon a breach of any covenant or agreement on the part of Predix or EPIX, respectively, set forth in this Agreement, in either case, such that the conditions set forth in Section 6.2(b) or Section 6.3(b), would not be satisfied (a “Terminating Breach”), provided, that, if such Terminating Breach is curable prior to the expiration of five (5) days from its occurrence (but in no event later than July 31, 2006) by EPIX or Predix, as the case may be, through the exercise of its commercially reasonable efforts and for so long as EPIX or Predix, as the case may be, continues to exercise such commercially reasonable efforts, neither Predix nor EPIX, respectively, may terminate this Agreement under this Section 7.1(i) unless such 5-day period expires without such Terminating Breach having been cured; or

(j) by either EPIX or Predix, if either is not in material breach of any of its obligations under that agreement, if any representation or warranty on the part of the other party set forth in this Agreement proves to have been untrue on the date hereof, if such failure to be true would reasonably be likely to have a Material Adverse Effect.

      7.2.     NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that nothing herein shall relieve any party from liability for any willful breach hereof. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.
      7.3.     FEES AND EXPENSES.
      (a) Except as set forth in Section 5.4 and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; in addition, EPIX shall be solely responsible for all fees and expenses incurred in relation to the preparation, printing and filing of the Joint Proxy Statement (including the preliminary materials related thereto) and the Registration Statement, in each case, including without limitation any amendments or supplements thereto.
      (b) Predix shall pay EPIX a fee of $4,500,000 upon the termination of this Agreement by EPIX pursuant to Section 7.1(d), 7.1(e), 7.1(h) or 7.1(i).
      (c) EPIX shall pay Predix a fee of $4,500,000 upon the termination of this Agreement by Predix pursuant to Section 7.1(f), 7.1(g), 7.1(h) or 7.1(i).
      (d) The fee payable pursuant to Sections 7.3(b) and 7.3(c) shall be paid within three (3) business days after the termination of this Agreement pursuant to Article VII.
ARTICLE VIII
GENERAL PROVISIONS
      8.1.     EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. Except as provided elsewhere in this Agreement, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements which, by their terms, survive the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive termination indefinitely. The

Confidentiality Agreement shall remain in full force and effect and shall survive termination of this Agreement as provided therein.
      8.2.     NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three (3) days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):
      (a) If to EPIX or Merger Sub:

EPIX Pharmaceuticals, Inc.
161 First Street
Cambridge, MA 02142
Attn: Chief Executive Officer

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: William T. Whelan, Esq.
      (b) If to Predix:

Predix Pharmaceuticals Holdings, Inc.
4 Maguire Road
Lexington, MA 02421
Attn: President and Chief Executive Officer

With a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attn.: Lawrence S. Wittenberg, Esq.
      8.3.     CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

(a) “affiliates” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which Predix or EPIX, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of ten percent (10%) or more;

(b) “business day” means any day other than a day on which banks in Boston, Massachusetts are required or authorized to be closed;

(c) “person” means a person, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(d) “subsidiary” or “subsidiaries” of the Surviving Corporation, EPIX, Predix or any other person means any corporation, partnership, joint venture or other legal entity of which the Surviving Corporation, EPIX, Predix or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

(e) “trading day” means any day on which the NASDAQ is open and available for at least five (5) hours for the trading of EPIX Common Stock.
      8.4.     AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Boards of Directors of EPIX and Predix approve this Agreement and declare its advisability and after the stockholders of each of EPIX and Predix adopt this Agreement, no amendment may be made which by law requires further approval by such stockholders or Boards of Directors without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
      8.5.     WAIVER. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.
      8.6.     HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      8.7.     SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      8.8.     ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
      8.9.     ASSIGNMENT. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.
      8.10.     PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).
      8.11.     FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
      8.12.     GOVERNING LAW. This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.
      8.13.     OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.
      8.14.     COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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      IN WITNESS WHEREOF, EPIX, Merger Sub, and Predix have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

EPIX PHARMACEUTICALS, INC.

By:	/s/ Michael J. Astrue

Name: Michael J. Astrue
Title: Chief Executive Officer

EPIX DELAWARE, INC.

By:	/s/ Philip T. Chase

Name: Philip T. Chase
Title: Treasurer and Secretary

PREDIX PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Michael G. Kauffman

Name: Michael G. Kauffman, M.D., Ph.D.
Title: President and Chief Executive Officer